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                                                                    EXHIBIT 99.4

                             FORM OF AMENDMENT TO
                          SEVERANCE BENEFITS AGREEMENT


     WHEREAS, MHI Group, Inc. (the "Company") and __________ (the "Executive") entered into a Severance Benefits Agreement, effective June 30, 1995 (the "Severance Agreement"); and

     WHEREAS, the Company and the Executive have agreed to amend the Severance Agreement.

     NOW, THEREFORE, the Severance Agreement is amended as follows:

1. A new Section 10 is added as follows:

     "10.  No Excess Payments.  It is the intention of the parties that the
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benefit amounts payable under Section 2(a) hereof shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder. If the independent accountants acting for the Company on the date of a Change of Control (or other accounting firm designated by them) determine that the severance benefit amounts payable under Section 2(a) hereof when aggregated with any other payments made on or prior to the time of the payment of the severance benefit amounts payable under Section 2(a) hereof which are deemed to be "parachute payments," within the meaning of Section 280G, may constitute "excess parachute payments," within the meaning of Section 280G, the payments under this Agreement must be reduced to the maximum amount which may be paid without the payments being "excess parachute payments." The determination shall take into account (i) whether such payments are "parachute payments" under Section 280G and, if so, (ii) the amount of the payments under this Agreement that constitutes reasonable compensation under Section 280G. Nothing contained in this Agreement shall prevent the Company after a Change of Control from agreeing to pay the Executive compensation or benefits in excess of those provided in this Agreement."

     IN WITNESS WHEREOF, the parties have executed this Amendment on the 14th day of August, 1995.

                                     MHI GROUP, INC.

                                     By:_________________________________

                                     _____________________________________
                                     Executive